Exhibit 99.1

Limoneira Closes Sale of its Chilean Ranches for $15 million

Transaction Aligns with Company’s Monetization of Southern Hemisphere Agricultural Assets

Company Continues to Own 47% Interest in Chilean Citrus Packing, Selling and Marketing

Company Executing on its Value Creation Strategy of Transacting our Pipeline of Non-Strategic Land and Water Holdings

SANTA PAULA, Calif.-- (BUSINESS WIRE) – November 13, 2025 -- Limoneira Company (the “Company” or “Limoneira”) (Nasdaq: LMNR), a diversified citrus growing, packing, selling and marketing company with related agribusiness activities and real estate development operations, today announced the sale of its Chilean ranches, Pan de Azucar and San Pablo. The two ranches consist of approximately 500 acres of lemons, 100 acres of oranges and other unplanted land. The transaction closed on November 7, 2025, with a sales price of approximately $15 million for the two ranches, of which $6.8 million in cash proceeds is to be received initially. The Company expects to shield the majority of the proceeds from Chilean tax liabilities associated with the sale. As part of the transaction, Limoneira maintains its 47% interest in a citrus packing, selling and marketing business in Chile.

The Company Continues to Execute on its Value Creation Strategy of Growing Agriculture Income and Monetizing Land and Water Assets:

•	Agriculture:

o   Streamline operations.

o   Expand avocado production.

o   Optimize lemon packing with recently announced Sunkist partnership.

o   Expand organic recycling facility.

•	Land and Water Assets:

o   Sell non-strategic land assets; remaining near-term pipeline valued at approximately $40 million.

o   Sell certain water rights valued at approximately $50-$70 million.

Management Comments

Harold Edwards, President and Chief Executive Officer of the Company, stated, “This transaction represents the continued execution of our two-part value creation strategy. Not including our near-term pipeline, we have identified approximately $355-$405 million of real estate development assets we anticipate monetizing over the longer-term. In addition, we continue to streamline our operations which will unlock even more value for our shareholders.”

About Limoneira Company

Limoneira Company, a 132-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (lē moñ âra) is a dedicated sustainability company with 7,000 acres of rich agricultural lands, real estate properties, and water rights in California, Arizona and Argentina. The Company is a leading producer of lemons, avocados and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Investors

John Mills

Managing Partner

ICR 646-277-1254

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “could,” “expect,” “may,” “anticipate,” “outlook,” “plans,” “intend,” “should,” “will,” “likely,” “strive,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors that may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: success in executing the Company’s business plans and strategies, including the merger of the Company's citrus sales and marketing into Sunkist Growers, streamlining operations, monetizing the Company’s land, water and real estate development assets and managing the risks involved in the foregoing; changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh produce; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; disruption in the global supply chain; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates and the impact of inflation; availability of financing for land development activities; general economic conditions for residential and commercial real estate development; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; ability to maintain compliance with debt covenants under our loan agreement; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira’s SEC filings that are available on the SEC’s website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.